                                                                    EXHIBIT 10.2


                                 KARL NICKLAUS,

                                  AS GUARANTOR,

                  VON GRAFFENRIED, VON BURG, KAUFMANN, WINZELER
                       ASSET MANAGEMENT LTD., ZURICH, AG,

                            AS AGENT FOR GUARANTORS,

                                 USD $10,000,000


                    GUARANTY FACILITY AND SECURITY AGREEMENT


                                      WITH

                                 APERIAN, INC.,

                                AS BORROWER, AND

                           KEVIN CRAIG, AN INDIVIDUAL,

                                  AS INDEMNITOR



                           CLOSING DATE: JULY 31, 2001

                                TABLE OF CONTENTS

                                                                            PAGE

Section 1.     GUARANTY FACILITY.........................................     1
   1.1         Guaranty Commitment.......................................     1
   1.2         Use of Proceeds...........................................     2
   1.3         Reimbursement of Bank Guaranty Drawings...................     2

Section 2.     FEES AND CHARGES..........................................     3
   2.1         [Intentionally Omitted]...................................     3
   2.2         [Intentionally Omitted]...................................     3
   2.3         [Intentionally Omitted]...................................     3
   2.4         [Intentionally Omitted]...................................     3
   2.5         Audit and Appraisal Fees..................................     3
   2.6         Reimbursement of Expenses.................................     3
   2.7         Bank Charges..............................................     4
   2.8         Guarantee Fee.............................................     4
   2.9         Closing Fee...............................................     4
   2.10        [Intentionally Omitted]...................................     4
   2.11        [Intentionally Omitted]...................................     4
   2.12        Gross Up for Taxes........................................     4

Section 3.     TERM LOAN / GUARANTY FACILITY ADMINISTRATION..............     5
   3.1         [Intentionally omitted]...................................     5
   3.2         Payments..................................................     5
   3.3         Mandatory Prepayments of Term Loan........................     6
   3.4         Application of Payments and Collections...................     6
   3.5         [Intentionally Omitted]...................................     6
   3.6         [Intentionally Omitted]...................................     6
   3.7         Statements of Account.....................................     6

Section 4.     TERM AND TERMINATION......................................     7
   4.1         Term of Agreement.........................................     7
   4.2         Termination...............................................     7

Section 5.     SECURITY INTERESTS........................................     8
   5.1         Security Interest in Collateral...........................     8
   5.2         Security Agreements from Subsidiaries.....................     8
   5.3         Lien Perfection, Further Assurances.......................     8
   5.4         Lien on Realty............................................     9

Section 6.     COLLATERAL ADMINISTRATION.................................     9
   6.1         General...................................................     9
   6.2         Administration of Accounts................................    10
   6.3         Administration of Inventory...............................    11
   6.4         Administration of Equipment...............................    12
   6.5         Payment of Charges........................................    12

Section 7.     REPRESENTATIONS AND WARRANTIES............................    12
   7.1         General Representations and Warranties....................    12
   7.2         Continuous Nature of Representations and Warranties.......    18
   7.3         Survival of Representations and Warranties................    18

Section 8.     COVENANTS AND CONTINUING AGREEMENTS.......................    18
   8.1         Affirmative Covenants.....................................    18
   8.2         Negative Covenants........................................    22
   8.3         [Intentionally Omitted]...................................    24

Section 9.     CONDITIONS PRECEDENT......................................    25
   9.1         Documentation.............................................    25
   9.2         No Default................................................    25
   9.3         Other Guaranty Documents..................................    25
   9.4         Hewlett-Packard Loan......................................    25
   9.5         No Litigation.............................................    25
   9.6         Opinion of Borrower's Counsel.............................    25
   9.7         [Intentionally Omitted]...................................    25
   9.8         [Intentionally Omitted]...................................    25
   9.9         Financial Statements......................................    25

Section 10.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT.........    26
   10.1        Events of Default.........................................    26
   10.2        Acceleration of the Obligations...........................    28
   10.3        Other Remedies............................................    28
   10.4        Remedies Cumulative; No Waiver............................    29

Section 11.    THE AGENT.................................................    29
   11.1        Authorization and Action..................................    29
   11.2        Agent's Reliance, Etc.....................................    30
   11.3        Agent and Affiliates......................................    30
   11.4        Guarantor Credit Decision.................................    31
   11.5        Indemnification...........................................    31
   11.6        Successor Agent...........................................    31

Section 12.    MISCELLANEOUS.............................................    32
   12.1        Power of Attorney.........................................    32
   12.2        INDEMNITY.................................................    33
   12.3        Modification of Agreement; Sale of Interest...............    34
   12.4        Severability..............................................    36
   12.5        Successors and Assigns....................................    36
   12.6        Cumulative Effect; Conflict of Terms......................    36
   12.7        Execution in Counterparts.................................    36
   12.8        Notice....................................................    36
   12.9        Guarantor's Consent.......................................    37
   12.10       Credit Inquiries..........................................    37
   12.11       Time of Essence...........................................    37
   12.12       Entire Agreement, Appendix A, Exhibits and Schedules......    37
   12.13       Interpretation............................................    38

   12.14       GOVERNING LAW; CONSENT TO FORUM...........................    38
   12.15       WAIVERS BY LOAN PARTIES...................................    39
   12.16       ORAL AGREEMENTS INEFFECTIVE...............................    39
   12.17       Nonapplicability of Article 5069-15.......................    40
   12.18       Certain Matters of Construction...........................    40
   12.19       Governing Language........................................    40

                    GUARANTY FACILITY AND SECURITY AGREEMENT

         THIS GUARANTY FACILITY AND SECURITY AGREEMENT is made this 31st day of July, 2001, by and among Aperian, Inc., a Delaware corporation ("Borrower"), and the firm of von Graffenried, von Burg, Kaufmann, Winzeler Asset Management Ltd., Zurich, AG, a company organized and existing under the laws of Switzerland, as agent (in such capacity, "Agent") for all Guarantors, and such Persons (as hereinafter defined in Appendix A) who are or hereafter become parties to this Agreement as Guarantors. Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

         WHEREAS, Borrower desires that Guarantors provide a guaranty to secure repayment of a certain loan facility to be extended to Borrower by a Swiss Bank to fund the repayment of certain indebtedness of Borrower; and

         WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined) under the Guaranty Documents (as hereinafter defined) by granting to Agent, for the benefit of all Guarantors, a security interest in and lien upon certain of its personal and real property.

         Accordingly, for and in consideration of the mutual covenants and agreements herein contained and of the loans and commitment hereinafter referred to, Borrower and Guarantors agree as follows:


                                   SECTION 1.
                                GUARANTY FACILITY

         Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Guaranty Documents, Guarantors severally, but not jointly, agree to provide a bank guaranty of up to Ten Million Dollars USD ($10,000,000) to Banque Pictet & Cie. SA, a bank organized and existing under the laws of Switzerland (including any assignee thereof or successor thereto, the "Lender"), guaranteeing Borrower's repayment of a term credit facility provided by Lender to Borrower, as follows:

         1.1 Guaranty Commitment. On the Closing Date, subject to the fulfillment or waiver of all conditions precedent to the effectiveness of this Agreement, each Guarantor shall provide one or more guarantees (collectively the "Guaranty") to the Borrower in the aggregate amount equal to the amount set forth below such Guarantor's name on the signature pages hereof (such Guarantor's "Guaranty Commitment"). The percentage equal to the quotient of (x) each Guarantor's Guaranty Commitment, divided by (y) the aggregate of all Guaranty Commitments, is the Guarantor's "Guaranty Percentage." The aggregate amount of the Guaranty Commitments is Ten Million Dollars USD ($10,000,000). Such Guaranty shall guaranty Borrower's repayment of a term credit facility to be provided to Borrower by Lender in an amount not to exceed USD $10,000,000 (the "Term Loan"), and shall be secured by one or more bank guaranties, or a substantially similar facility, procured by Guarantors in an aggregate amount (including, in addition to Cash Collateral and marketable Securities) not less than the original principal amount of the Term Loan (collectively, including any facility substantially similar to bank guaranties, and any agreements, instruments or other documents relating thereto, the "Bank Guaranties"). The Bank Guaranties shall be in form and substance acceptable to Lender in its reasonable discretion; provided, however, in no event shall any Guarantor be obligated to provide, procure, or renew any Bank Guaranty which would have a term extending beyond the date that is 30 days following the expiration of the Term (as defined hereinafter).

         The Term Loan shall be evidenced by a written instrument to be executed and delivered by the Borrower to Lender on the Closing Date, substantially in the form of which is attached hereto and made a part hereof as Exhibit A (the "Term Note") and shall be repayable in accordance with the terms of the Term Note and any other agreements executed by Borrower in connection with the Term Loan (collectively, including the Term Note, the "Term Loan Documents"). Amounts repaid with respect to the Term Loan may not be reborrowed.

         1.2 Use of Proceeds. The Term Loan shall be used first to fully extinguish all Indebtedness of Borrower in favor of Hewlett Packard Credit Corporation, a Delaware corporation ("HPCC"); and thereafter to fully extinguish all Indebtedness of Borrower in favor of Hewlett-Packard Company, a Delaware corporation ("HP") and lastly, to the extent that any proceeds of the Term Loan remain after full and final payment of all Indebtedness of Borrower in favor of HPCC and HP, such remaining proceeds may be used solely to satisfy existing Indebtedness of Borrower, including, without limitation, Indebtedness in favor of TXU Energy Services, and Cisco Systems, Inc. The foregoing restrictions upon the use of the Term Loan proceeds shall be included in an escrow agreement, substantially in the form of Exhibit C attached hereto (the "Escrow Instructions"), pursuant to which the Term Loan proceeds shall be transferred from the Lender directly to the escrow agent, which, in turn, shall transfer or otherwise dispose of such proceeds in accordance with the terms and conditions of the Escrow Instructions. Notwithstanding anything to the contrary set forth in the immediately preceding sentences of this Section 1.2, the Agent is hereby authorized to direct any escrow agent holding Term Loan proceeds to make one or more payments from such proceeds to Agent in satisfaction of any expenses, fees or other charges due to Agent pursuant to the terms of this Agreement. In no event shall any proceeds of the Term Loan be used to finance ongoing operations of Borrower or any Subsidiary of Borrower or to purchase or to carry, reduce, retire or refinance any Indebtedness incurred to purchase or carry any margin stock (within the meaning of Regulations U or X of the Federal Reserve Board).

         1.3 Reimbursement of Bank Guaranty Drawings. If at any time Lender shall make or cause to be made any drawing against any Bank Guaranty, Borrower shall, upon demand, reimburse such amount to Agent (for the benefit of the applicable Guarantor(s)) together with interest accruing daily on such amount at the rate per annum of twelve percent (12%), irrespective of any claim, off-set, defense or other right which Borrower may have at any time against the bank issuing such Bank Guaranty, any Guarantor, or any other Person. The reimbursement obligation of Borrower under this Section 1.3 comprises a portion of the Obligations of Borrower under this Agreement.

                                   SECTION 2.
                                FEES AND CHARGES

         2.1      [Intentionally Omitted].

         2.2      [Intentionally Omitted].

         2.3      [Intentionally Omitted].

         2.4      [Intentionally Omitted].

         2.5 Audit and Appraisal Fees. Borrower shall reimburse Agent for its out-of-pocket audit and appraisal costs in connection with audits and appraisals of Borrower's books and records and such other matters as Agent shall deem appropriate, plus all out-of-pocket expenses incurred by Agent in connection with such audits and appraisals not to exceed USD $15,000. Such fees shall be payable on the first (1st) day of the month following the date of issuance by Agent of a request for payment thereof to Borrower.

         2.6 Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, Agent or any Guarantor incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Guaranty Documents, any amendment of or modification of this Agreement or any of the other Guaranty Documents (including, without limitation, any fees or expenses charged by the issuing bank for such Bank Guaranty), or any sale or attempted sale of any interest herein by a Guarantor to a new Guarantor or to a Participating Guarantor; (ii) the administration of this Agreement or any of the other Guaranty Documents and the transactions contemplated hereby and thereby;
(iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Guarantor, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Guaranty Documents or Borrower's affairs except where, pursuant to a final non-appealable order, such litigation, contest, dispute, suit, proceeding or action is determined adversely to Agent and Guarantors; (iv) any attempt to enforce any rights of Agent or any Guarantor against Borrower or any other Person which may be obligated to Agent or any Guarantor by virtue of this Agreement or any of the other Guaranty Documents, including, without limitation, the Account Debtors of Borrower or any other Loan Party except where, pursuant to a final non-appealable order, the attempt to enforce such right of Agent and/or any Guarantor is determined adversely to the party seeking to enforce such right; or
(v) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out-of-pocket expenses of Agent or any Guarantor shall be charged to Borrower. All amounts chargeable to Borrower under this Section 2.6 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or to such Guarantor, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to the Term Loan from time to time. Borrower shall also reimburse Agent or Guarantors for expenses incurred by Agent or Guarantors in its or their administration of the Collateral to the extent and in the manner provided in Section 6 hereof. Borrower and Guarantors agree that notwithstanding the foregoing, Borrower's liability for the expenses of Guarantors' Swiss counsel shall be capped at USD $5,000.

         2.7 Bank Charges. Borrower shall pay to Agent (for its own benefit or the benefit of a Guarantor, as applicable) on demand, any and all fees, costs or expenses which Agent or any Guarantor pays to a bank or other similar institution (including, without limitation, any fees paid by any Guarantor to any Participating Guarantor) arising out of or in connection with the depositing for collection, by Agent or any Guarantor, of any check or item of payment received or delivered to Agent or any Guarantor on account of the Obligations.

         2.8 Guarantee Fee. In partial consideration for providing the Guaranty, Borrower shall pay to the Agent for the ratable benefit of Guarantors a recurring guaranty fee (the "Guaranty Fee") to be determined as follows:

                  As of the date of any determination thereof, the Guarantee Fee shall equal the product of (a) the then outstanding principal amount of the Term Loan multiplied by (b) the difference of twelve percent (12.00%) minus the rate of interest (expressed as a percentage) currently applied to the outstanding principal balance of the Term Loan pursuant to the provisions of the Term Loan Documents.

         The Guaranty Fee shall be calculated on each date that is three (3) Business Days prior to the date that a payment of interest under the Term Loan is scheduled to be made pursuant to the provisions of the Term Loan Documents (each an "Interest Payment Date"), and shall be due and payable on each Interest Payment Date.

         2.9 Closing Fee. The Borrowers shall pay to Agent for the ratable benefit of Guarantors a closing fee in the amount of USD $25,000.00, which fee shall be fully earned and nonrefundable on the Closing Date and shall be paid to the Guarantors on the Closing Date

         2.10     [Intentionally Omitted].

         2.11     [Intentionally Omitted].

         2.12 Gross Up for Taxes. If Borrower or any Person obligated to make any payment under the Guaranty Documents shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable under this Agreement or any of the other Guaranty Documents, (a) the sum payable to the Agent, or any Guarantor shall be increased as may be necessary so that, after making all required withholding or deductions, the Agent or such Guarantor (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions (including withholdings or deductions in respect of additional sums payable under this Section 2.12) been made, (b) such obligor shall make such withholding or deductions, and (c) such obligor shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. In the event that a Guarantor receives a refund of any Taxes included in a payment made by any obligor pursuant to the preceding sentence, such Guarantor agrees to pay to the applicable obligor any amount refunded to such Guarantor which shall be determined in the Guarantor's sole discretion to be a refund in respect of such Taxes, and in no case shall Borrower or any other Person be entitled to review any tax returns or tax records of any Guarantor for any reason whatsoever. A certificate as to the calculation of any additional amounts payable to a Lender under this Section
2.12 submitted to Borrower (or any other obligor under any Guaranty Document) by such Guarantor shall, absent manifest error, be final, conclusive and binding for all purposes upon all parties hereto. With respect to each deduction or withholding for or on account of any Taxes, Borrower shall promptly furnish or cause to be furnished to each Guarantor such certificates, receipts and other documents as may be reasonably required (in the judgment of such Guarantor) to establish any tax credit to which such Guarantor may be entitled; provided, that no assignee or transferee of any Guarantor shall be entitled to receive any greater payment under this Section 2.12 than such Guarantor would have been entitled to receive with respect to the rights assigned, or otherwise transferred unless (1) such assignment or transfer shall have been made at a time when the circumstances (including changes in Applicable Law) giving rise to such greater payment did not exist or had not yet occurred or (2) such assignment or transfer shall have been at the request of the Borrower.

                                   SECTION 3.
                  TERM LOAN / GUARANTY FACILITY ADMINISTRATION.

         3.1      [Intentionally omitted].

         3.2 Payments. Unless otherwise agreed by Agent or Required Guarantors in writing, Borrower's Obligations and its obligations under the Term Loan shall be payable as follows:

                  3.2.1 Principal and Interest under Term Loan. Principal payable on account of the Term Loan and interest accrued thereon shall be payable by the Borrower to Lender in accordance with the terms of the Term Loan Documents; provided, however, notwithstanding any provision contained in any Term Loan Document, beginning October 15, 2001, and on the 15th day (or first Business Day thereafter if the 15th day is not a Business Day) of each calendar month thereafter, Borrower shall make a payment in reduction of the principal balance of the Term Loan in an amount equal to the difference of (a) USD $500,000 minus (b) any amount of outstanding principal due and payable by Borrower to Lender under the Term Loan Documents, if any (such payments, collectively, being the "Mandatory Principal Payment"). For the avoidance of confusion, the parties acknowledge that the amount of any Mandatory Principal Payment shall not be reduced or otherwise affected by either (y) any amount of interest due and payable by Borrower to Lender at any time, or (x) any Guaranty Fee or amount thereof.

                  3.2.2 Payment in Full of the Term Loan. Notwithstanding anything to the contrary contained in the preceding subsection 3.2.1, the Term Loan, including all accrued and unpaid interest thereon and any other obligation of Borrower to Lender in connection therewith, shall be paid or performed in full prior to the expiry of the Term (as defined hereinafter). NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO GUARANTOR SHALL

HAVE ANY OBLIGATION TO BORROWER HEREUNDER WITH RESPECT TO ANY INDEBTEDNESS OF THE BORROWER TO THE LENDER EXISTING AS OF OR ARISING AFTER THE EXPIRATION OF THE TERM.

                  3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrower as and when provided in Section 2 hereof, to Agent for the ratable benefit of Guarantors or to any other Person designated by Agent in writing.

                  3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Agent for the ratable benefit of Guarantors as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

         3.3 Mandatory Prepayments of Term Loan. Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in Section 6.1.2 or Section 6.4.2 hereof, if Borrower or any Subsidiary of any Borrower sells any Collateral, or if any of the Collateral is lost or destroyed or taken by condemnation, Borrower shall pay to Lender, unless otherwise agreed by Required Guarantors, as and when received by Borrower or such Subsidiary and as a prepayment of the Term Loan, a sum equal to the proceeds (including insurance payments) net of any costs of sale or disposition and provisions for any income tax expense incurred as a result of such sale or disposition received by Borrower or such Subsidiary from such sale, loss, destruction or condemnation.

         3.4 Application of Payments and Collections. All items of payment received by Agent by 12:00 noon, Dallas, Texas time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Dallas, Texas time, on any Business Day shall be deemed received on the following Business Day. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the first (1st) Business Day after receipt of such item in immediately good funds. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent upon any of its books and records.

         3.5      [Intentionally Omitted].

         3.6      [Intentionally Omitted].

         3.7 Statements of Account. Agent will account to Borrower monthly with a statement of charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrower unless Agent is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice shall only be deemed an objection to those items specifically objected to therein.

                                   SECTION 4.
                              TERM AND TERMINATION

         4.1 Term of Agreement. Subject to the right to accelerate the Obligations as the result of an occurrence of any Default or Event of Default, this Agreement shall be in effect for a period of one (1) year from the Closing Date, through and including July, 31, 2002 (the "Term").

         4.2      Termination.

                  4.2.1    [Intentionally Omitted.]

                  4.2.2 Termination by Borrowers. Upon at least thirty (30) days prior written notice to Agent, the Borrower may, at its option, terminate this Agreement; provided, however, no such termination shall be effective until
(i) Borrower has paid all of the Obligations (including the Term Loan and the interest accrued thereon) in immediately available funds or otherwise fully performed all Obligations, and (ii) all obligations and liabilities of any Guarantor relating to any Bank Guaranty have been extinguished. Any notice of termination given by the Borrower shall be irrevocable unless Required Guarantors otherwise agree in writing. The Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or Obligation hereunder may be terminated singly.

                  4.2.3 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Guaranty Documents shall survive any such termination and Agent shall retain its Liens (for the ratable benefit of Guarantors) in the Collateral and all of its rights and remedies under the Guaranty Documents notwithstanding such termination until Borrower has fully paid, in immediately available funds, and performed the Obligations to Agent for the benefit of Guarantors and all obligations of Borrower arising in connection with the Term Loan Documents. Notwithstanding the payment in full of the Obligations and any obligations of Borrower under the Term Loan Documents, Agent shall not be required to terminate its security interests in the Collateral unless, (a) with respect to any loss or damage Agent or Guarantor may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor of Borrower or any other Loan Party and applied to the Obligations, Agent shall, at its option, (i) have received a customary written indemnity and release agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Agent and Guarantor from any such loss or damage; or (ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Agent, in its sole credit judgment, may deem necessary to protect Agent and Guarantors from any such loss or damage, and (b) all liabilities and obligations of any Guarantor relating to any Bank Guaranty shall have been extinguished or, at the option of Required Guarantors in their sole discretion, Borrower shall have provided Cash

Collateral to Agent for the ratable benefit of Guarantors equal to one hundred five percent (105%) of the aggregate maximum sum of all outstanding Bank Guaranties.

                                   SECTION 5.
                               SECURITY INTERESTS

         5.1 Security Interest in Collateral. To secure the prompt payment and performance to Agent and Guarantors of the Obligations, Borrower hereby grants to Agent for the ratable benefit of Guarantors a continuing Lien upon all of the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                  (a)      Accounts;

                  (b)      Inventory;

                  (c)      Equipment;

                  (d)      General Intangibles;

                  (e)      Investment Property;

                  (f)      All real Property;

                  (g) All monies and other Property of any kind now or at any time or times hereafter in the possession or under the control of Agent or any Guarantor or a bailee or Affiliate of Agent or any Guarantor;

                  (h) All accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (a) through (g) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral; and

                  (i) All books and records (including, without limitation, customer lists, credit files, computer programs, print-outs, and other computer materials and records) of each Borrower pertaining to any of (a) through (h) above.

         5.2 Security Agreements from Subsidiaries. To secure the prompt payment and performance to Agent and Guarantors of the Obligations, Borrower shall cause each of its direct or indirect Subsidiaries in existence from time to time, to grant to Agent for the ratable benefit of Guarantors a continuing Lien upon all of the Property of such Subsidiary (which Property shall thereupon be included in the definition of Collateral hereunder). Such grant by any Subsidiary of Borrower shall be evidenced by documents satisfactory in form and substance to Agent and its counsel.

         5.3 Lien Perfection, Further Assurances. Borrower shall execute such additional UCC-1 financing statements as are required by the Code and such other instruments, assignments or documents (including trademark security agreements, patent security agreements and copyright security agreements, as applicable, in the case of Borrower's intellectual property) as are necessary to perfect Agent's Lien (for the ratable benefit of Guarantors) upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien (for the ratable benefit of Guarantors) upon the Collateral. Unless prohibited by applicable law, Borrower hereby authorizes Agent to execute and file any such financing statement on Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, Borrower shall also execute and deliver to Agent any and all documents deemed necessary or appropriate by Agent to cause Agent's Lien to be noted on any motor vehicle, tractor or trailer title certificates for motor vehicles, tractors or trailers forming a part of the Collateral. At Agent's request, Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all other documents, instruments and agreements deemed necessary by Agent to give effect to or carry out the terms or intent of the Guaranty Documents.

         5.4 Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages. If Borrower shall acquire at any time or times hereafter any fee simple interest in real Property, Borrower agrees promptly to execute and deliver to Agent, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments satisfactory in form and substance to Agent and its counsel (herein collectively referred to as the "Mortgages") covering such real Property. The Mortgages shall be duly recorded (at Borrower's expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect to the Mortgages, Borrower shall deliver or cause to be delivered to Agent, at Borrower's expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Agent, insuring Agent, as mortgagee; such policies shall be in form and substance satisfactory to Agent, and shall insure a valid first Lien in favor of Agent on the Real Property covered thereby, subject only to Permitted Liens and to those exceptions reasonably acceptable to Agent and its counsel. Said policies shall be in form and substance satisfactory to Agent. Borrower shall also deliver to Agent such other documents, including, without limitation, ALTA Surveys of the real Property, as Agent and its counsel may reasonably request relating to the real Property subject to any such Mortgage.

                                   SECTION 6.
                            COLLATERAL ADMINISTRATION

         6.1      General

                  6.1.1 Location of Collateral. All Collateral will at all times be kept by each Loan Party at one or more of the business locations set forth in Exhibit B hereto and shall not, without the prior written approval of Agent, be moved therefrom except, prior to an Event of Default and Agent's acceleration of the maturity of the Obligations in consequence thereof, for removals in connection with dispositions of Equipment that are authorized by
Section 6.4.2 hereof.

                  6.1.2 Insurance of Collateral. Borrower shall maintain and pay, and cause each Loan Party to maintain and pay, for insurance upon all Collateral owned by it wherever located and with respect to such Loan Party's business, covering casualty, hazard, public liability and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. No later than thirty (30) days after the Closing Date, Borrower shall have and shall have caused each Loan Party to deliver the originals of such policies to Agent with satisfactory Guarantor's loss payable endorsements or collateral assignments thereof, naming Agent for the ratable benefit of Guarantors as loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Loan Party or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Loan Party fails to provide and pay for such insurance, Agent may, at its option but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver and to cause each Subsidiary to deliver to Agent, promptly as rendered, true copies of all material reports made in any reporting forms to insurance companies.

                  6.1.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrower. If Borrower fails to promptly pay any portion thereof when due and is not actively contesting such charge in the manner described in Section 7.1.15, Agent may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's actual possession) or for any diminution in the value thereof, or for any act or default of any Person whomsoever, but the same shall be at Borrower's sole risk.

         6.2      Administration of Accounts.

                  6.2.1 Records, Schedules and Assignments of Accounts. Borrower shall, and shall cause each Subsidiary to, keep accurate and complete records of its respective Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form satisfactory to Agent. On or before the fifteenth (15th) day of each month from and after the date hereof, Borrower shall deliver to Agent, in form acceptable to Agent, a summary aged trial balance, on a Consolidated and consolidating basis, of all Accounts of Borrower and its Subsidiaries (unless Agent requests full details) existing as of the last day of the preceding month, specifying, if and to the extent requested by Agent, the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Agent's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of such then existing Accounts as Agent shall reasonably request. If requested by Agent, Borrower shall, and shall cause each Subsidiary to, execute and deliver to Agent formal written assignments of all of its Accounts on a monthly basis or, if requested by Agent, more frequently, which shall include all Accounts of Borrower and its Subsidiaries that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto. On or before the fifteenth (15th) day of each month from and after the date hereof, Borrower shall deliver to Agent, in form acceptable to Agent, a summary aged trial balance, on a Consolidated and consolidating basis, as applicable, of all accounts payable of Borrower and its Subsidiaries (unless Agent requests full details) existing as of the last day of the preceding month, specifying, if and to the extent requested by Agent, the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an account payable so listed ("Schedule of Payables"), and, upon Agent's request therefor, such other matters and information relating to the status of such then existing account payable as Agent shall reasonably request.

                  6.2.2 Discounts, Allowances, Disputes. If Borrower or any Subsidiary of Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts. If any amounts due and owing in excess of USD $1,000,000 are in dispute between Borrower, any Subsidiary of Borrower, and any Account Debtor of Borrower or any Subsidiary, Borrower shall, or shall cause the applicable Subsidiary to, provide Agent with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and during the continuation of an Event of Default, Agent shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts owing by such Account Debtor to Borrower and its Subsidiaries upon such terms and conditions as Agent may deem advisable, and to charge the costs and expenses thereof, including attorney's fees, to Borrower.

                  6.2.3 Taxes. If an Account of any Loan Party includes a charge for any Tax payable to any governmental taxing authority and if such Tax is not being contested in the manner described in Section 7.1.15 hereof, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party and to charge Borrower therefor, provided, however that Agent shall not be liable for any Taxes to any governmental taxing authority that may be due by any Loan Party.

                  6.2.4    [Intentionally omitted]

         6.3      Administration of Inventory.

                  6.3.1 Records and Reports of Inventory. Borrower shall, and shall cause each of its Subsidiaries to, keep accurate and complete records of its Inventory. Borrower shall furnish to Agent Inventory reports in form and detail satisfactory to Agent at such times as Agent or Required Guarantors may request, but at least once each month, not later than the fifteenth (15th) day of such month. Each Loan Party shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall request.

                  6.3.2 Returns of Inventory. Borrower or any Subsidiary shall not return any of its Inventory to a supplier or vendor thereof, or to any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise unless (i) such return is in the ordinary course of business of Borrower or any Subsidiaries and such Person, (ii) no Default or Event of Default exists or would result therefrom, (iii) if the value of all Inventory of Borrower and any of its Subsidiaries returned in any month exceeds USD $1,000,000, Borrower shall promptly notify Agent thereof, and (iv) any payment received by Borrower or any Subsidiary in connection with any such return is promptly turned over to Agent for application to the Obligations.

         6.4      Administration of Equipment.

                  6.4.1 Records and Schedules of Equipment. Borrower shall, and shall cause each Subsidiary to, keep accurate records itemizing and describing the kind, type, quantity and value of its Equipment and all dispositions made in accordance with Section 6.4.2 hereof, and shall furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Agent.

                  6.4.2 Dispositions of Equipment. Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of or transfer any of the Equipment of Borrower or any of its Subsidiaries or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Borrower's Equipment which, in the aggregate in respect to each such disposition by Borrower during any consecutive twelve-month period, has a fair market value or book value, whichever is less, of USD $500,000 or less, provided that all proceeds thereof are remitted to Agent for application to the Term Loan pursuant to Section 3.3 or are expended pursuant to clause (ii) of this sentence, or (ii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value provided that the replacement Equipment shall be acquired prior to or concurrently with the disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens, and Borrower shall have given Agent at least five (5) days prior written notice of such disposition.

         6.5      Payment of Charges. All amounts chargeable to Borrower under
Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to the Term Loan from time to time.

                                   SECTION 7.
                         REPRESENTATIONS AND WARRANTIES

         7.1 General Representations and Warranties. To induce Agent and Guarantors to enter into this Agreement and to make the Guaranty available hereunder, Borrower (AND KEVIN CRAIG, IN HIS INDIVIDUAL CAPACITY, WHERE EXPRESSLY INDICATED) represents, warrants and covenants to Agent and Guarantors that:

                  7.1.1 Organization and Qualification. Except as otherwise disclosed on Exhibit D, each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Loan Party is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on Exhibit D hereto and in all other states and jurisdictions where the character of its Properties or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

                  7.1.2 Corporate Power and Authority. Each Loan Party is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Guaranty Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Guaranty Documents have been duly authorized by all necessary corporate action and do not and will not: (i) require any consent or approval of the shareholders of any Loan Party; (ii) contravene any Loan Parties', articles or certificate of incorporation or by-laws; (iii) violate, or cause any Loan Party to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Loan Party; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Loan Party is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Loan Party.

                  7.1.3 Registration of Shares and Compliance with Exchange Act. Borrower (i) has registered its common stock pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), (ii) is in full compliance with all reporting requirements of the Exchange Act, (iii) has its common stock quoted on the NASDAQ National Market System and (iv) is in full compliance with all listing requirements of NASDAQ.

                  7.1.4 Legally Enforceable Agreement. This Agreement is, and each of the other Guaranty Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Loan Party enforceable against it in accordance with its respective terms (subject, as to enforcement, to general principles of equity, and to bankruptcy, insolvency and similar rights affecting creditors' rights generally).

                  7.1.5 Capital Structure. Exhibit E hereto states: (i) the correct name of each Loan Party, its jurisdiction of incorporation and the percentage of its Voting Securities owned by any other Loan Party; (ii) the name of each of Loan Party's corporate or joint venture Affiliates and the nature of the affiliation; (iii) the number, nature and holder of all outstanding Securities of each Loan Party; and (iv) the number of authorized, issued and treasury shares of each Loan Party. Borrower and its Subsidiaries have good title to all of the shares they purport to own of the stock of each of their Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. Except as otherwise provided in Exhibit E, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of any Loan Party. There are no outstanding agreements or instruments binding upon any shareholders of any Loan Party relating to the ownership of its shares of capital stock.

                  7.1.6 Corporate Names. No Loan Party has been known as or used any corporate, fictitious or trade names except those listed on Exhibit F hereto. Except as set forth on Exhibit F, no Loan Party has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

                  7.1.7 Business Locations, Agent for Process. The chief executive office and other places of business of each Loan Party are as listed on Exhibit B hereto.

                  7.1.8 Title to Properties; Priority of Liens. EACH OF KEVIN CRAIG, IN HIS INDIVIDUAL CAPACITY, AND BORROWER, HEREBY SEVERALLY REPRESENT, WARRANT AND COVENANT TO AGENT AND GUARANTORS THAT (I) BORROWER AND EACH SUBSIDIARY HAS GOOD AND INSURABLE, TITLE TO OR VALID AND SUBSISTING LEASEHOLD ESTATE IN, AS APPLICABLE, ALL OF ITS RESPECTIVE REAL PROPERTY, AND GOOD TITLE TO ALL OF THE COLLATERAL AND ALL OF ITS OTHER PROPERTY, IN EACH CASE, FREE AND CLEAR OF ALL LIENS EXCEPT FOR PERMITTED LIENS AND FOR LIENS BEING CONTESTED IN THE MANNER PROVIDED FOR IN SECTION 7.1.15; (II) BORROWER AND EACH SUBSIDIARY HAS PAID OR DISCHARGED ALL LAWFUL CLAIMS THAT, IF UNPAID, MIGHT BECOME A LIEN AGAINST ANY OF BORROWER'S OR BORROWER'S SUBSIDIARIES' PROPERTIES THAT IS NOT A PERMITTED LIEN, UNLESS ANY SUCH CLAIM IS BEING CONTESTED IN THE MANNER PROVIDED FOR IN SECTION 7.1.15; AND (III) THE LIENS GRANTED TO AGENT FOR THE RATABLE BENEFIT OF GUARANTOR UNDER SECTION 5 HEREOF ARE FIRST PRIORITY LIENS, SUBJECT ONLY TO PERMITTED LIENS.

                  7.1.9 Accounts. Unless otherwise indicated in writing to Agent, with respect to each Account of Borrower and its Subsidiaries:

                           (a)      It is genuine and in all respects what it
purports to be, and it is not evidenced by a judgment;

                           (b)      It arises out of a completed, bona fide sale
and delivery of goods or rendition of services by a Loan Party in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Loan Party and the Account Debtor;

                           (c)      It is for a liquidated amount maturing as
stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

                           (d)      Such Account, and Agent's security interest
therein, is not, and will not be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by Agent to be immaterial, and each such Account is absolutely owing to a Loan Party and is not contingent in any respect or for any reason;

                           (e)      No Loan Party has made any agreement with
any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts or allowances which are granted by such Loan Party in the ordinary course of its business in accordance with past practice and which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Agent pursuant to Section
6.2.1 hereof;

                           (f)      To the best knowledge of Borrower, there are
no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts of any Loan Party or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Agent with respect thereto (other than normal refunds and refunds consistent with past practice);

                           (g)      To the best knowledge of Borrower, the
Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

                           (h)      To the best knowledge of Borrower, there are
no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

                  7.1.10 Equipment. The Equipment of Borrower and each of its Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of such Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrower will not permit any material portion of its Equipment or the Equipment of any of its Subsidiaries to become affixed to any real Property leased to such Loan Party so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Agent, and Borrower will not permit any of the Equipment of any Loan Party to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent.

                  7.1.11 Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of March 31, 2001, and the related statements of income, shareholders equity and cash flow for the twelve month period ending on such date, have each been prepared in accordance with GAAP, and present fairly, in all material respects, the financial position of Borrower and its Subsidiaries at such dates and the results of operations for such periods (subject to normal year-end non-material adjustments). The Consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of June 30, 2001, and the related statements of income, shareholder equity and cash flow for the three (3) month period ending on such date have each been prepared in accordance with GAAP, and present fairly, in all material respects, the financial position of Borrower and its Subsidiaries at such dates and the results of operations for such periods (subject to normal year-end non-material adjustments). The fiscal year of Borrower ends on December 31 of each year.

                  7.1.12 Full Disclosure. There is no fact or circumstance which any Loan Party has failed to disclose to Agent and Guarantors in writing which reasonably could be expected to have a Material Adverse Effect.

                  7.1.13 Solvent Financial Condition. Each Loan Party is, after giving effect to the transactions contemplated hereunder, and at all times will be, Solvent.

                  7.1.14 Surety Obligations. Except as set forth in this Agreement, no Loan Party is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligations of any Person.

                  7.1.15 Taxes. The federal tax identification number of each Loan Party is shown on Exhibit G hereto. Each Loan Party has filed all federal, state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges that are due and payable, except to the extent any such Taxes are being Properly Contested. The provision for Taxes on the books of Borrower and each Subsidiary of Borrower are adequate for all years not closed by applicable statutes, and for its current fiscal year.

                  7.1.16 Brokers. There are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

                  7.1.17 Patents, Trademarks, Copyrights and Licenses. Each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others. All such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights owned or possessed by each Loan Party are listed on Exhibit H hereto.

                  7.1.18 Governmental Consents. Each Loan Party has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

                  7.1.19 Compliance with Laws. Each Loan Party has duly complied with, in all material respects, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Laws and there have been no citations, notices or orders of noncompliance issued to any Loan Party under any such law, rule or regulation. Each Loan Party has established and maintains an adequate monitoring system to insure that it remains in compliance, in all material respects, with all federal, state and local laws, rules and regulations applicable to it.

                  7.1.20 Restrictions. No Loan Party is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could reasonably be expected to have a Material Adverse Effect. Except as set forth on Exhibit I no Loan Party is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness. No contracts or agreements to which any Loan Party is a party or by which any of their respective properties are bound prohibits the execution of or compliance with this Agreement or the other Guaranty Documents by any Loan Party.

                  7.1.21 Litigation. Except as set forth on Exhibit J, there are no actions, suits, proceedings or investigations pending, or to the knowledge of any Loan Party, threatened, against or affecting any Loan Party, or the business, operations, Properties, prospects, profits or condition of any Loan Party. None of the actions, suits or proceedings listed on Exhibit J, if determined adversely to any Loan Party, could reasonably be expected to have a Material Adverse Effect. No Loan Party is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

                  7.1.22 No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or the performance by any Loan Party hereunder, constitute a Default or an Event of Default. No Loan Party is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Indebtedness to any Person for Money Borrowed the amount of which, together with the amount of any other such Indebtedness for Money Borrowed with respect to which there has been a default in payment, exceeds USD $1,000,000. EACH OF KEVIN CRAIG, IN HIS INDIVIDUAL CAPACITY, AND BORROWER, HEREBY SEVERALLY REPRESENT, WARRANT AND COVENANT TO AGENT AND GUARANTORS THAT BORROWER IS NOT IN DEFAULT, AND NO EVENT HAS OCCURRED AND NO CONDITION EXISTS WHICH CONSTITUTES, OR WHICH WITH THE PASSAGE OF TIME OR THE GIVING OF NOTICE OR BOTH WOULD CONSTITUTE, A DEFAULT UNDER ANY EQUIPMENT LEASE, INSTRUMENT OR ANY OTHER AGREEMENT BETWEEN BORROWER AND HP OR TO WHICH BORROWER AND HP ARE PARTIES.

                  7.1.23 Leases. EACH OF KEVIN CRAIG, IN HIS INDIVIDUAL CAPACITY, AND BORROWER, HEREBY SEVERALLY REPRESENT, WARRANT AND COVENANT TO AGENT AND GUARANTORS THAT (I) EXHIBIT K IS A COMPLETE LISTING OF ALL CAPITALIZED LEASES OF BORROWER AND ITS SUBSIDIARIES, (II) EXHIBIT L SETS FORTH A COMPLETE LISTING OF ALL OPERATING LEASES OF BORROWER AND ITS SUBSIDIARIES, AND (III) THAT BORROWER AND ITS SUBSIDIARIES ARE IN FULL COMPLIANCE WITH ALL OF THE TERMS OF EACH OF THEIR RESPECTIVE CAPITALIZED AND OPERATING LEASES. Borrower shall have provided to Guarantors copies of all real property leases between the Borrower or any subsidiary and any third party landlords prior to the Closing Date.

                  7.1.24 Pension Plans. Except as disclosed on Exhibit M, no Loan Party has any Plan. Each Loan Party is in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could reasonably be expected to have a Material Adverse Effect on any Loan Party exists in connection with any Plan. No Loan Party has any withdrawal liability in connection with a Multiemployer Plan.

                  7.1.25 Trade Relations. There exists no actual or, to the best knowledge of Borrower, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or its Subsidiaries, or with any material supplier, and there exists no condition or state of facts or circumstances which could reasonably be expected to have a Material Adverse Effect or prevent any Loan Party from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted by such Loan Party.

                  7.1.26 Labor Relations. Except as described on Exhibit N, no Loan Party is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of employees of Borrower or its Subsidiaries, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

                  7.1.27 Absence of Certain Business Practices. No Loan Party, no Loan Party's personnel, any officer, director, employee or agent of any Loan Party, nor any other person or entity acting on behalf of any Loan Party, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom or which any Loan Party has done business directly or indirectly; or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the business of any Loan Party (or assist any Loan Party in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject such Loan Party to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

         7.2 Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Guaranty Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for (i) such representations and warranties that by their nature are limited only to a specific date in time and (ii) changes in the nature of the business or operations of, or the addition of, any Loan Party that would render the information in any Exhibit or Schedule either inaccurate, incomplete or misleading; provided that Agent has consented to such changes or such changes are expressly permitted by this Agreement.

         7.3 Survival of Representations and Warranties. Except for such representations and warranties that by their nature are limited only to a specific date in time, all representations and warranties of each Loan Party contained in this Agreement or any of the other Guaranty Documents shall survive the execution, delivery and acceptance thereof by Agent and the parties thereto and the closing of the transactions described therein or related thereto.

                                   SECTION 8.
                       COVENANTS AND CONTINUING AGREEMENTS

         8.1 Affirmative Covenants. Borrower covenants and agrees that it will punctually pay all amounts payable with respect to the Obligations in accordance with the terms of this Agreement and the other Guaranty Documents, until all the Obligations have been paid or performed in full. Borrower covenants that, unless otherwise consented to by Agent and Required Guarantors in writing, it shall:

                  8.1.1 Visits and Inspections. Permit representatives of Agent or any Guarantor, from time to time, as often as may be reasonably requested, but only during normal business hours, to (i) visit and inspect the Properties of Borrower and each of its Subsidiaries, and (ii) inspect, audit and make extracts from its books and records, and discuss with its officers, its employees, any Loan Party's business, assets, liabilities, financial condition, business prospects and results of operations.

                  8.1.2 Notices. Notify Agent in writing (i) of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Guaranty Documents inaccurate, incomplete or misleading, and (ii) promptly after Borrower learning thereof, of the commencement of any litigation affecting any Loan Party or any of their respective Properties, whether or not the claim is considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding which if determined adversely to any Loan Party, would have a Material Adverse Effect; (iii) at least thirty (30) days prior thereto, of Borrower's opening of any new office or place of business or Borrower's closing of any existing office or place of business if the value of any Collateral to be located or located at such office or place of business exceeds USD $1,000,000; (iv) promptly after Borrower's learning thereof, of any labor dispute to which Borrower or any of its Subsidiaries may become a party, any strikes or walkouts relating to any of their respective plants or other facilities, and the expiration of any labor contract to which any of them is a party or by which any of them is bound; (v) promptly after Borrower's learning thereof, of any material default by any Loan Party under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Indebtedness exceeding USD $1,000,000;
(vi) promptly after the occurrence thereof, of any Default or Event of Default;
(vii) promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of Indebtedness payable to any Borrower or its Subsidiaries exceeding USD $500,000; and (viii) promptly after the rendition thereof, of any judgment rendered against any Loan Party in an amount exceeding USD $1,000,000.

                  8.1.3    Continued Compliance with Exchange Act Requirements.

                           (a)      file with the Securities and Exchange
Commission, in a timely manner, all reports and other documents required of the Borrower under the Exchange Act;

                           (b)      maintain true books and records of account
in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied;

                           (c)      As soon as practicable after the end of each
fiscal year of the Borrower, and in any event within ninety (90) days thereafter, the Borrower will furnish to Agent a consolidated balance sheet of the Borrower, as at the end of such fiscal year, and a consolidated statement of operations and a consolidated statement of cash flows of the Borrower, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Borrower's Board of Directors;

                           (d)      furnish to Agent, as soon as practicable
after the end of each month, and in any event within thirty (30) days thereafter, a consolidated balance sheet of the Borrower as of the end of each such period, and a consolidated statement of operations and a consolidated statement of cash flows of the Borrower for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made;

                           (e)      furnish to Agent, promptly after the sending
or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                           (f)      furnish to Agent, promptly after the filing
thereof, copies of any annual report to be filed with ERISA in connection with each Plan; and

                           (g)      such other data and information (financial
and otherwise) as Agent or Required Guarantors, from time to time, may reasonably request, bearing upon or related to the Collateral or financial condition or results of operations of any Loan Party.

                  8.1.4 Board Representation. During such times as the Guaranty remains in place securing the Term Loan, the Guarantors shall have the right to nominate one (1) member of the Borrower's board of directors and Borrower shall cause such nominee to be elected to its board of directors. Such director shall remain as a member of Borrower's board of directors for as long as the Guaranty remains outstanding.

                  8.1.5 Non-Competition Agreement of Kevin Craig. Borrower shall cause Kevin Craig, Borrower's CEO, to execute a non-competition substantially in the form of Exhibit O attached hereto, whereby Craig covenants that he will not compete with Borrower during such time as the Term Loan remains outstanding.

                  8.1.6 Taxes. Pay and discharge, and cause each Subsidiary to pay and discharge, all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and only to the extent that such Taxes are being Properly Contested.

                  8.1.7 Compliance with Laws. Comply and cause each Subsidiary to comply, with all Applicable Laws, including all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of all Taxes, all ERISA and Environmental Laws, and all state and federal securities laws, and obtain and keep in force any and all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain could reasonably be expected to have a Material Adverse Effect.

                  8.1.8 Certain Other Insurance. In addition to the insurance required herein with respect to the Collateral, each Loan Party shall maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, business interruption, larceny, embezzlement, or other criminal misappropriation insurance) as is customary in its business and in such amounts as is acceptable to Agent.

                  8.1.9 Lock-Up Agreement of Kevin Craig. Borrower shall cause Kevin Craig, Borrower's CEO, to execute a lock-up agreement substantially in the form of Exhibit P, whereby Craig covenants that he will not sell, pledge, encumber or otherwise transfer any securities of Borrower that he may now own (whether directly or indirectly) or acquire in the future during such time as the Term Loan remains outstanding.

                  8.1.10 Performance of Obligations under the Term Loan Documents. Borrower shall make all payments and perform all other obligations under the Term Loan Documents in accordance with the provisions of subsection
3.2.1 above.

                  8.1.11 Warrants. Borrower shall issue to Guarantors five-year warrants to purchase up to ten percent (10%) (on a fully-diluted basis) of Borrower's Common Stock Equivalents at a strike price of $0.93 per share (the "Warrants".) In the event the Term Loan is repaid in full within six
(6) months of the Closing Date, Guarantors agree to surrender to Borrower, for cancellation, Warrants to purchase up to five percent (5%) of Borrower's Common Stock Equivalents.

         "Common Stock Equivalents" means all issued and outstanding shares of the Borrower's common stock as of the Closing Date, and any Securities convertible into or exercisable or exchangeable for the Borrower's common stock or evidencing any right to purchase or subscribe for shares of the Borrower's common stock existing as of the Closing Date; provided, however, that the term "Common Stock Equivalents" shall not include any options or warrants exercisable into shares of the Borrower's common stock at a per share exercise price greater than USD $30.00.

                  8.1.12   [Intentionally omitted]

                  8.1.13 S-3 Registration Statement. Within thirty (30) days after the Closing, Borrower shall file a registration statement on Form S-3 (or successor form) registering the issuance of the shares of common stock underlying the Warrants issued to Guarantors in connection with the Guaranty (the "Registration Statement"). Borrower shall keep such Registration Statement effective as provided in the Registration Rights Agreement between Borrower and the Guarantors subsequently in the form attached hereto as Exhibit Q.

                  8.1.14 Additional Nasdaq Listing. Borrower shall take all necessary steps including the filing of an additional listing application prior to the effectiveness of the Registration Statement, to qualify for trading and listing on Nasdaq all shares of Borrower's common stock underlying the Warrants.

                  8.1.15 Key-man Insurance. Within sixty (60) days of the Closing Date, Borrower shall put in place and pay the premiums for a USD $5,000,000 "key-man" life insurance policy on the life of Kevin P. Craig naming Guarantors as the beneficiary. Such policy shall be kept effective by Borrower during the entire time the Guaranty is in place.

                  8.1.16 Further Assurances. Shall cause each Loan Party to, from time to time, execute such guaranties, financing statements, documents, mortgages, security agreements and reports as Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Guaranty Documents. At Agent's request, Borrower shall cause any Subsidiaries of Borrower promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Guarantors, a security interest in the real, personal and mixed Property of such Subsidiary to secure the Obligations.

         8.2 Negative Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations or other obligations to Agent, Lender and Guarantors, Borrower covenants that, unless Required Guarantors have first consented thereto in writing, Borrower will not:

                  8.2.1 Mergers, Consolidations, Acquisitions. Merge or consolidate, or permit any Subsidiaries to merge or consolidate, with any Person; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person unless such merger or acquisition shall first have been consented to in writing by Agent and each Guarantors, which such consent shall not be unreasonably withheld. Provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to any acquisition by Borrower (i) that does not require the payment by Borrower and any Subsidiary of Total Consideration in excess of USD $1,000,000 (a "Proposed Acquisition"), and (ii) that, after giving effect to such Proposed Acquisition, will not cause the Total Consideration paid by Borrower and any Subsidiary of Borrower for all Proposed Acquisitions during the Term to exceed USD $3,000,000, and (iii) the reasonably specific terms of which (including, without limitation, all material financial information and analysis relating to the target of such Proposed Acquisition in possession of Borrower, the "Acquisition Terms") have been communicated to Agent in writing not less than ten (10) days prior to the contemplated date of consummation of such Proposed Acquisition, and (iv) in respect of which, following delivery to Agent of the Acquisition Terms, each Guarantor shall have been permitted an adequate opportunity to communicate to Borrower's President such Guarantor's opinion of the Proposed Acquisition.

         "Total Consideration" means the total consideration paid with respect to any Proposed Acquisition, including without limitation (x) all payments made in cash and Property, (y) the amount paid or to be paid pursuant to non-compete agreements and consulting agreements, and (z) the amount of debt assumed (and in the case of a stock acquisition, the amount of debt of the Person to be acquired).

                  8.2.2    [Intentionally omitted]

                  8.2.3 Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any of their Subsidiaries to create, incur or suffer to exist, any Indebtedness, except:

                           (a)      Obligations owing to Agent, Guarantors and
Lender;

                           (b)      Accounts payable to trade creditors and
current operating expenses (other than for Money Borrowed) which are not aged more than sixty (600) days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being Properly Contested;

                           (c)      Obligations to pay Rentals permitted by
Section 8.2.16;

                           (d)      Permitted Purchase Money Indebtedness;

                           (e)      Contingent liabilities arising out of
endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

                           (f)      Capitalized Lease Obligations to the extent
the underlying Capital Lease is permitted by the terms of Section 0; and

                           (g)      Indebtedness in respect to deferred Taxes.

                  8.2.4 Affiliate Transactions. Enter into, or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any transaction with any Affiliate or stockholder except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable than would be obtained in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower or such Subsidiary.

                  8.2.5 Limitation on Liens. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following ("Permitted Liens"):

                           (a)      Liens at any time granted in favor of Agent
for the ratable benefit of Guarantors;

                           (b)      Liens for Taxes (excluding any Lien imposed
pursuant to any of the provisions of ERISA) not yet due, or being Properly Contested;

                           (c)      Liens arising in the ordinary course of its
business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required or (b) such Lien does not materially detract from the value of the Property or materially impair the use thereof in the operation of its business;

                           (d)      such other Liens as appear on Exhibit R
hereto; and

                           (e)      such other Liens as Agent or Required
Guarantors may hereafter approve in writing.

                  8.2.6    [Intentionally Omitted].

                  8.2.7    [Intentionally Omitted].

                  8.2.8 Distributions. Declare or make, or permit any of its Subsidiaries to declare or make, any Distributions, except (i) Distributions from any Subsidiary of Borrower to Borrower.

                  8.2.9 Capital Expenditures. Make Capital Expenditures (including, by way of Capitalized Lease Obligations) which, in the aggregate, as to Borrower and its Subsidiaries, exceed, in the aggregate, USD $1,000,000 during the Term.

                  8.2.10 Disposition of Data Center Business. Sell, lease or otherwise dispose of all or any portion of the assets used in the operation of Borrower's data center business (the "Data Center Business") without the prior approval in writing of Requisite Guarantors, which approval shall not be unreasonably withheld.

                  8.2.11   [Intentionally Omitted]

                  8.2.12   [Intentionally Omitted]

                  8.2.13   [Intentionally Omitted]

                  8.2.14 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than its Subsidiaries.

                  8.2.15 Leases. Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of 12 consecutive months under the lease in question and all other leases under which Borrower or any of its Subsidiaries is then lessee would exceed USD $1,000,000.

                  8.2.16   [Intentionally Omitted].

         8.3      [Intentionally Omitted].

                                   SECTION 9.
                              CONDITIONS PRECEDENT

         Notwithstanding any other provision of this Agreement or any of the other Guaranty Documents, and without affecting in any manner the rights of Agent and Guarantors under the other sections of this Agreement, Guarantors shall not be required to provide any Guaranty under this Agreement unless and until each of the following conditions has been and continues to be satisfied:

         9.1 Documentation. Agent and Guarantors shall have received, in form and substance satisfactory to Agent and Guarantors and their counsel, a duly executed copy of this Agreement and the other Guaranty Documents, together with such additional documents, instruments and certificates as Agent and Guarantors and their counsel shall require in connection therewith, including all documents, instruments, agreements and schedules listed in the Schedule of Documents attached hereto and incorporated herein as Exhibit U, all in form and substance satisfactory to Agent and Guarantors and their counsel.

         9.2      No Default. No Default or Event of Default shall exist.

         9.3 Other Guaranty Documents. Each of the conditions precedent set forth in the other Guaranty Documents and the Agreement between Lender and Borrower covering the Term Loan shall have been satisfied.

         9.4 Hewlett-Packard Loan. Borrower shall have entered into a definitive agreement, acceptable to the Guarantors, with HPCC covering the terms and conditions whereby Borrower shall retire and extinguish all indebtedness and commitments owed by Borrower and any Subsidiary to HPCC or its Affiliates within five (5) days after the Closing Date. Such agreement shall be attached hereto as Exhibit S.

         9.5 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

         9.6 Opinion of Borrower's Counsel. At the Closing, counsel to the Borrower shall have delivered to the Agent and Guarantors its opinion, dated as of the Closing Date substantially in the form attached hereto as Exhibit T.

         9.7      [Intentionally Omitted].

         9.8      [Intentionally Omitted].

         9.9 Financial Statements. Agent and Guarantors shall have received the financial statements described in Section 7.1.11 and the results thereof shall be acceptable to Agent and Guarantors in their sole discretion.

                                   SECTION 10.
                EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

         10.1 Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default":

                  10.1.1 Payment of Obligations. Borrower shall fail to pay when due any obligation to Lender pursuant to the terms of any Term Loan Document, or shall fail to pay or perform any of the Obligations on the due date thereof (in either case, whether due at stated maturity, on demand, upon acceleration or otherwise).

                  10.1.2 Demands Upon Guarantors. Lender, or any agent or representative of Lender, shall either (i) make any drawing (whether partial or full) against any Bank Guaranty, or (ii) make any demand for monies or property upon Agent, any Guarantor, or any bank issuing a Bank Guaranty of any obligation of Borrower under the Term Loan or any document relating thereto.

                  10.1.3 Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or Guarantors by or on behalf of any Loan Party in this Agreement, any of the other Guaranty Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 7.2.

                  10.1.4 Breach of Specific Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in subsections 3.2.1 or 3.2.2 or 3.3 on the date that Borrower is required to perform, keep or observe such covenant.

                  10.1.5 Breach of Other Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section
10.1.4 or 10.1.6 hereof) and the breach of such other covenant is not cured to Required Guarantor's satisfaction within thirty (30) days after the sooner to occur of Borrower's receipt of notice of such breach from Agent or Guarantors or the date on which such failure or neglect first becomes known to any officer of Borrower.

                  10.1.6 Default Under Security Documents/Other Agreements. Any event of default shall occur under, or any Loan Party or Subsidiary of Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

                  10.1.7 Other Defaults. There shall occur any default or event of default on the part of any Loan Party under any other agreement, document or instrument to which any Loan Party is a party or by which any Loan Party or any Property of any Loan Party is bound, creating or relating to any other Indebtedness (other than the Obligations) if, with respect to this Section 10.1.7, the payment or maturity of such Indebtedness is accelerated in consequence of such event of default or demand for payment of such Indebtedness is made.

                  10.1.8 Uninsured Losses. Any loss, theft, damage or destruction of any of the Collateral with a value of USD $250,000 or more not fully covered (subject to such deductibles as Agent shall have permitted) by insurance.

                  10.1.9 Adverse Changes. There shall occur any material adverse change in the financial condition or business prospects of Borrower which shall, after notice from Agent, continue without being mitigated or reversed within a period of thirty (30) days.

                  10.1.10 Insolvency and Related Proceedings. Any Loan Party shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Loan Party under the Bankruptcy Code (and if, with respect to any petition filed against any Loan Party, such proceeding shall continue for more than thirty (30) days), or any Loan Party shall make any offer of settlement, extension or composition to its unsecured creditors generally.

                  10.1.11 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Loan Party for a period which significantly affects the capacity of such Loan Party to continue its business, on a profitable basis; or any Loan Party shall suffer the loss or revocation of any license or permit now held or hereafter acquired by which is necessary to the continued or lawful operation of such Loan Party's business; or any Loan Party shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which such Loan Party's leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination materially and adversely affects such Loan Party's capacity to continue business, on a profitable basis; or any part of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation, and such condemnation or impairment of value could reasonably be expected to have a Material Adverse Effect.

                  10.1.12 ERISA. A Reportable Event shall occur which Agent, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Loan Party is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Loan Party's complete or partial withdrawal from such Plan, and such event could reasonably be expected to have a Material Adverse Effect.

                  10.1.13 Judgments. Any (i) one or more money judgments, is entered against any Loan Party or any Property of any Loan Party which exceeds, in the aggregate, USD $250,000, and such judgment or judgments shall remain unpaid, unsatisfied by insurance, and unstayed for more than thirty (30) days, whether or not consecutive, or (ii) writ of attachment or similar process is filed against any Loan Party, or any Property of any Loan Party, and such writ of attachment or similar process is not bonded or secured in an amount and manner reasonably satisfactory to Agent.

         10.2 Acceleration of the Obligations. Without in any way limiting the right of Agent to demand payment of any portion of the Obligations payable on demand, upon the occurrence of an Event of Default and during the continuance thereof, Agent may, and at request of the Required Guarantors, shall with notice, declare all Obligations to be forthwith due and payable, whereupon all Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default specified in Section 10.1.10 hereof, the Obligations shall become due and payable without declaration, notice or demand by Agent. In addition to the right afforded to Agent and Guarantors in the immediately preceding sentence, and without in any way limiting any other right of Agent or any Guarantor, upon the occurrence of an Event of Default and during the continuance thereof, Agent may, and at request of the Required Guarantors, shall demand Borrower's provision of Cash Collateral in an amount equal to one hundred five percent (105%) of the aggregate maximum sum all outstanding Bank Guaranties.

         Agent shall take such action with respect to any Default or Event of Default as shall be directed by the Required Guarantors; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of Agent and Guarantors taken as a whole, including any action (or the failure to act) pursuant to the Guaranty Documents.

         10.3 Other Remedies. After the occurrence, and during the continuation, of an Event of Default, Agent and/or Guarantors shall have and may exercise from time to time the following rights and remedies:

                  10.3.1 All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent or Guarantors may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Guaranty Documents, and none of which shall be exclusive.

                  10.3.2 The right to take immediate possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Agent for storage thereof).

                  10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Borrower agrees that ten (10) days written notice of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Agent or any Guarantor in collecting the Obligations, in enforcing the rights of Agent and Guarantors under the Guaranty Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second to the interest due upon any of the Obligations; third, to the principal of the Obligations; and fourth, to any remaining Obligations. If any deficiency shall arise, Borrower and each Loan Party shall remain liable to Agent and Guarantors therefor.

                  10.3.4 Agent is hereby granted a license or other right to use, without charge, all labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature of any Loan Party, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Agent's benefit.

         10.4 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Guaranty Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or contained in any other agreement between Agent and/or Guarantors and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent or Guarantors to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Obligations, any other obligations owing or to become owing from Borrower to Agent and/or Guarantors, and any obligations of Borrower to Lender, shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Guaranty Documents and no Event of Default by Borrower under this Agreement or any other Guaranty Documents shall be deemed to have been suspended or waived by Agent or Guarantors unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by duly authorized representatives of Agent and Required Guarantors and directed to Borrower.

                                   SECTION 11.
                                    THE AGENT

         11.1 Authorization and Action. Each Guarantor hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement, and the other Guaranty Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Guaranty Documents (including, without limitation, any enforcement or collection of the Term Note or any other obligation of Borrower that may exist in favor of any Guarantor due to assignment, subrogation or otherwise), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Guarantors, and such instructions shall be binding upon all Guarantors; provided, however, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to this Agreement or the other Guaranty Documents or applicable law. Agent agrees to give each Guarantor promptly a copy of each notice given to it by Borrower pursuant to the terms of this Agreement and the other Guaranty Documents.

         11.2 Agent's Reliance, Etc. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Guaranty Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat the grantor of any Guaranty as the provider thereof until Agent receives written notice of the assignment or transfer thereof signed by such Guarantor and in form satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representations to any Guarantor and shall not be responsible to any Guarantor for any statements, warranties or representations made in or in connection with this Agreement or the other Guaranty Documents;
(iv) shall not have any duty beyond Agent's customary practices to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Guaranty Documents on the part of Borrower or to inspect the property (including the books and records) of Borrower; (v) shall not be responsible to any Guarantor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Guaranty Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Guaranty Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties.

         11.3 AGENT AND AFFILIATES. TO THE EXTENT THAT ANY AGENT HEREUNDER (INCLUDING ANY SUCCESSOR THERETO PURSUANT TO THE PROVISIONS OF THIS SECTION 11) SHALL HAVE ANY COMMITMENT HEREUNDER TO MAKE OR MAINTAIN THE GUARANTY, SUCH PERSON SHALL HAVE THE SAME RIGHTS AND POWERS UNDER THIS AGREEMENT AND THE OTHER GUARANTY DOCUMENTS AS ANY OTHER GUARANTOR AND MAY EXERCISE THE SAME AS THOUGH HE WERE NOT AGENT; AND THE TERM "GUARANTOR" OR "GUARANTORS" SHALL INCLUDE SUCH PERSON IN HIS OR ITS INDIVIDUAL CAPACITY UNLESS OTHERWISE EXPRESSLY INDICATED. ANY SUCH PERSON AND HIS OR ITS AFFILIATES MAY LEND MONEY TO, AND GENERALLY ENGAGE IN ANY KIND OF BUSINESS WITH, BORROWER OR ANY OF ITS SUBSIDIARIES AND ANY PERSON WHO MAY DO BUSINESS WITH OR OWN SECURITIES OF BORROWER OR ANY SUCH SUBSIDIARY, ALL AS IF SUCH PERSON WERE NOT AGENT AND WITHOUT ANY DUTY TO ACCOUNT THEREFOR TO GUARANTORS.

         11.4 Guarantor Credit Decision. Each Guarantor acknowledges that it has, independently and without reliance upon Agent or any other Guarantor and based on the financial statements referred to in Section 7.1.11 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Guarantor also acknowledges that it will, independently and without reliance upon Agent or any other Guarantor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         11.5 Indemnification. Guarantors agree to indemnify Agent (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the Guarantees then provided by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Guaranty Documents or any action taken or omitted by Agent under this Agreement, provided that no Guarantor shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Guarantor agrees to reimburse Agent promptly upon demand for its ratable shares of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Guaranty Documents, to the extent that Agent is not reimbursed for such expenses by Borrower.

         11.6 Successor Agent. Agent may resign at any time by giving written notice thereof to Guarantors and Borrower. Upon any such resignation, the Required Guarantors shall have the right to appoint a successor Agent which shall be reasonably acceptable to Borrower. If no successor Agent shall have been so appointed by the Required Guarantors, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Guarantors, appoint a successor Agent, which shall be reasonably acceptable to Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Guaranty Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Guaranty Documents.

                                   SECTION 12.
                                  MISCELLANEOUS

         12.1 Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact) and Agent, or Agent's agent, may, without notice to Borrower and in Borrower's or Agent's name, but at the cost and expense of Borrower:

                  12.1.1 At such time or times upon or after the occurrence, and during the continuation, of a Default or an Event of Default as Agent or said agent, in its sole discretion, may determine, endorse Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

                  12.1.2 At such time or times after the occurrence, and during the continuation, of an Event of Default as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts owing to Borrower and any of its Subsidiaries from the Account Debtors, enforce payment of such Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's and any of its Subsidiaries' rights and remedies with respect to the collection of its Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts owing to Borrower or any of its Subsidiaries or other Collateral or any legal proceedings brought to collect any of the Accounts owing to Borrower or any of its Subsidiaries or other Collateral, (iii) sell or assign any of the Accounts owing to Borrower or any of its Subsidiaries and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor of any Accounts owing to Borrower and any of its Subsidiaries or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower or any of its Subsidiaries and to notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to its Accounts, Inventory and any other Collateral; (ix) use Borrower's stationery and sign the name of Borrower to verifications of its Accounts and notices thereof to the Account Debtors; thereon (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Investment Property and Equipment of Borrower and any of its Subsidiaries and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill Borrower's obligations under this Agreement. In the event that an Event of Default, as Agent or its agent in its sole discretion may determine, has occurred, Borrower shall immediately open a "lock-box" account under the control of and for the benefit of the Guarantors at a bank selected by the Guarantors and Borrower shall direct all of its Account Debtors to make payments on the Accounts to the "lock-box" account. Agent shall also be entitled to directly notify the Account Debtors to make their payments to this "lock-box" account.

         12.2 INDEMNITY. BORROWER HEREBY INDEMNIFIES, HOLDS HARMLESS AND SHALL DEFEND AGENT AND EACH GUARANTOR AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, COUNSEL AND EMPLOYEES ("INDEMNIFIED PERSONS") FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, DAMAGES, COSTS, EXPENSES, SUITS, ACTIONS AND PROCEEDINGS ("LOSSES") EVER SUFFERED OR INCURRED BY ANY INDEMNIFIED PERSON ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION CONTEMPLATED HEREBY, INCLUDING ANY LOSSES CAUSED BY THE NEGLIGENCE OF ANY SUCH INDEMNIFIED PERSON, BUT NOT INCLUDING ANY LOSSES CAUSED BY THE GROSS NEGLIGENCE OR

WILLFUL MISCONDUCT OF ANY SUCH INDEMNIFIED PERSON, BORROWER SHALL REIMBURSE AGENT, EACH GUARANTOR AND EACH OTHER INDEMNIFIED PERSON FOR ANY EXPENSES (INCLUDING IN CONNECTION WITH THE INVESTIGATION OF, PREPARATION FOR OR DEFENSE OF ANY ACTUAL OR THREATENED CLAIM, ACTION OR PROCEEDING ARISING THEREFROM, INCLUDING ANY SUCH COSTS OF RESPONDING TO DISCOVERY REQUESTS OR SUBPOENAS, REGARDLESS OF WHETHER AGENT OR SUCH GUARANTOR OR SUCH OTHER INDEMNIFIED PERSON IS A PARTY THERETO). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS INDEMNITY SHALL EXTEND TO ANY CLAIMS ASSERTED AGAINST AGENT OR ANY GUARANTOR OR ANY OTHER INDEMNIFIED PERSON BY ANY PERSON UNDER ANY ENVIRONMENTAL LAWS OR SIMILAR LAWS BY REASON OF BORROWER'S OR ANY OTHER PERSON'S FAILURE TO COMPLY WITH LAWS APPLICABLE TO SOLID OR HAZARDOUS WASTE MATERIALS OR OTHER TOXIC SUBSTANCES. BORROWER MAY SELECT COUNSEL WITH RESPECT TO ANY LOSSES; PROVIDED HOWEVER, EACH INDEMNIFIED PERSON SHALL HAVE THE RIGHT TO MONITOR THE PROGRESS OF ANY CLAIMS, SUITS AND ADMINISTRATIVE PROCEEDINGS DEFENDED BY BORROWER HEREUNDER WITH COUNSEL OF SUCH INDEMNIFIED PERSON'S CHOICE, OR CONDUCT ITS DEFENSE THROUGH COUNSEL OF SUCH INDEMNIFIED PERSON'S CHOICE, IN THE EVENT THAT (I) SUCH INDEMNIFIED PERSON DETERMINES IN GOOD FAITH THAT THE CONDUCT OF ITS DEFENSE BY BORROWER COULD BE MATERIALLY PREJUDICIAL TO SUCH INDEMNIFIED PERSON'S INTERESTS OR THAT OTHER REASONABLE GROUNDS EXIST WHICH DEMONSTRATE A LACK OF EFFECTIVENESS OR HIGH LEVEL OF QUALITY IN THE CONDUCT OF SUCH DEFENSE BY BORROWER, AND (II) PRIOR TO RETAINING SUCH COUNSEL FOR SUCH PURPOSE, SUCH INDEMNIFIED PERSON SHALL CONSULT WITH BORROWER AND SHALL ATTEMPT IN GOOD FAITH TO AGREE UPON COUNSEL TO CONDUCT THE DEFENSE ON BEHALF OF BORROWER AND SUCH INDEMNIFIED PERSON, AND IN EACH CASE THE FEES AND DISBURSEMENTS OF SUCH COUNSEL SHALL BE PAID BY BORROWER; PROVIDED, HOWEVER, THAT IF SUCH MUTUAL AGREEMENT IS NOT REACHED WITHIN A REASONABLE TIME ON SELECTING COUNSEL, THEN SUCH INDEMNIFIED PERSON MAY RETAIN ITS OWN COUNSEL AT BORROWER'S EXPENSE. NOTWITHSTANDING ANY CONTRARY PROVISION OF THIS AGREEMENT, THE OBLIGATION OF BORROWER UNDER THIS SECTION 12.2 SHALL SURVIVE THE PAYMENT IN FULL OF THE OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

         12.3     Modification of Agreement; Sale of Interest.

                  (a) The Guaranty Documents constitute the complete agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except by an agreement in writing signed by Borrower, Required Guarantors and, if required by the terms hereof, Agent. Borrower may not sell, assign or transfer any of the Guaranty Documents, or any of the Obligations, or any portion thereof, including without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Agent's and any Guarantor's sale of participation, assignment, transfer or other disposition in accordance with the terms hereof, at any time or times, of any of the Guaranty Documents or of any portion thereof or interest therein, including, without limitation, Agent's and any Guarantor's rights, title, interests, remedies, powers or duties thereunder, whether evidenced in writing or not; Borrower agrees that it will use its best efforts to assist and cooperate with Agent and any Guarantor in any manner reasonably requested by Agent or such Guarantor to effect the sale of participation in or assignment of any of the Guaranty Documents or of any portion thereof or interest therein, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda and executing appropriate amendments to the signature pages hereto to reflect the addition of any Guarantors and such Guarantor's respective commitments. The foregoing notwithstanding, except with respect to sales, assignments or transfers to Affiliates under common control pursuant to which the selling, assigning or transferring Guarantor retains its voting rights, no Guarantor shall sell participation or assign, transfer or otherwise dispose of any of the Guaranty Documents or any portion thereof or interest therein, without the prior written consent of Agent, which shall not be unreasonably withheld.

                  (b) In respect to any assignment by a Guarantor of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Guaranty provided by it (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (ii) except in the case of an assignment of all of a Guarantor's rights and obligations under this Agreement, (A) the aggregate amount of the Guaranty Commitments of the assigning Guarantor being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than USD $100,000, and in integral multiples of USD $100,000 thereafter, or such lesser amount as to which Borrower and the Agent may consent to and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance in the form and substance satisfactory to the assigning Guarantor and the Agent (an "Assignment and Acceptance"), together with any Guaranty subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Guarantor hereunder and (y) the Guarantor assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Guarantor's rights and obligations under this Agreement, such Guarantor shall cease to be a party hereto).

                  (c) Any Guarantor may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of any Loan Party (a "Participating

Guarantor") participating interests in any Loans, the commitments of that Guarantor and the other interests of that Guarantor (the "Originating Guarantor") hereunder and under the other Guaranty Documents; provided, however, that (i) the originating Guarantor's obligations under this Agreement shall remain unchanged, (ii) the originating Guarantor shall remain solely responsible for the performance of such obligations, and (iii) Borrower and the Agent shall continue to deal solely and directly with the originating Guarantor in connection with the originating Guarantor's rights and obligations under this Agreement and the other Guaranty Documents. In the case of any participation, the Participating Guarantor shall not have any rights under this Agreement or any of the other Guaranty Documents entered into in connection herewith (the Participating Guarantor's right against such Guarantor in respect of such participation to be those set forth in the participation or other agreement executed by such Guarantor and the Participating Guarantor relating thereto). In no event shall any Participating Guarantor grant a participation in its participation interest in the Guaranty without the prior written consent of Agent, which approval shall not be unreasonably withheld. All amounts payable by Borrower hereunder shall be determined as if the originating Guarantor had not sold any such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participating Guarantor shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Guarantor under this Agreement.

                  (d)      [Intentionally Omitted].

                  (e) No amendment or waiver of any provision of this Agreement or any other Guaranty Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however: (a) that no amendment, waiver or consent shall, unless in writing and signed by each Guarantor affected thereby do any of the following: (i) subject any Guarantor to any additional obligations, (ii) increase the Guaranty Commitment or Guaranty Percentage of any Guarantor, (iii) postpone any date fixed for any payment of any amounts payable hereunder, (iv) reduce the number of Guarantors which shall be required for the Guarantors or any of them to take any action hereunder, (v) release or discharge any Person liable for the performance of any obligations of Borrower hereunder or under any of the Guaranty Documents, (vi) to the extent Agent's or Guarantors' consent is required by the terms hereof, release all or substantially all of the Collateral or (viii) amend this Section 12.3; (b) that no amendment, waiver or consent shall be effective unless in writing and signed by either Required Guarantors or all Guarantors, as required by the terms hereof and, if such amendment, waiver or consent affects Agent or its rights hereunder, Agent.

         12.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         12.5 Successors and Assigns. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower, Agent and Guarantors permitted under Section
12.3 hereof.

         12.6 Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Guaranty Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Guaranty Documents, the provision contained in this Agreement shall govern and control.

         12.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Facsimile signature pages to this Agreement shall be fully binding and enforceable without requiring the manually executed signature pages to this Agreement

         12.8 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given or delivered immediately when delivered against receipt, three (3) Business Days after deposit in the mail, postage prepaid, or one (1) Business Day after delivery to an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

                           If to Agent:     von Graffenried, von Burg, Kaufmann,
                                            Winzeler Asset Management Ltd.,
                                            Zurich, AG
                                            Limmat Quai 94
                                            P.O. Box 879
                                            CH-8025 Zurich, Switzerland
                                            Facsimile No.: 011-41-1-267-31-90

                           With a copy to:  Gardere Wynne Sewell L.L.P.
                                            1601 Elm Street
                                            3000 Thanksgiving Tower
                                            Dallas, Texas  75201
                                            Attention:  I. Bobby Majumder, Esq.
                                            Facsimile No.: (214) 999-4667

                           If to Borrower:  Aperian, Inc.
                                            3300 N. Central, Suite 200
                                            Phoenix, Arizona  85012
                                            Attention:  Kevin Craig,
                                                        Chairman and CEO
                                            Facsimile No.: (602) 776-0885

                           With copies to:  Bryan Cave, LLP
                                            Two North Central Avenue, Suite 2200
                                            Phoenix, Arizona  85004
                                            Attention: Chad Freed, Esq.
                                            Facsimile No.: (602) 364-7070


         If to any Guarantor, at its address indicated on the signature pages hereof or in a notice to Borrower of assignment of a Guaranty Commitment.

         Or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent or Guarantors pursuant to Section
4.2.2 hereof shall not be effective until received by Agent or Guarantors.

         12.9 Guarantor's Consent. Whenever Agent's, Required Guarantors' or Guarantors' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, unless otherwise specifically provided herein, Agent, Required Guarantors or Guarantors, as applicable, shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

         12.10 Credit Inquiries. Borrower hereby authorizes and permits Agent to respond to usual and customary credit inquiries from third parties concerning any Loan Party.

         12.11 Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

         12.12 Entire Agreement, Appendix A, Exhibits and Schedules. This Agreement and other Guaranty Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral and written. Appendix A and each of the Exhibits and Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.

         12.13 Interpretation. No provision of this Agreement or any of the other Guaranty Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         12.14 GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED AT AND SHALL BE DEEMED TO HAVE BEEN MADE IN DALLAS, DALLAS COUNTY, TEXAS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS: PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN TEXAS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE AND FORECLOSURE OF AGENT'S LIEN (FOR THE RATABLE BENEFIT OF GUARANTORS) UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S AND GUARANTORS' OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF TEXAS. AS PART OF THE CONSIDERATION, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR ANY LOAN PARTY, AGENT OR ANY GUARANTOR, BORROWER AND EACH OTHER LOAN PARTY HEREBY CONSENTS AND AGREES THAT THE DISTRICT COURT OF DALLAS COUNTY, TEXAS, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, DALLAS DIVISION, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND/OR ANY OTHER LOAN PARTY AND AGENT AND/OR GUARANTORS PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWER AND EACH OF THE OTHER LOAN PARTIES EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES ANY OBJECTION WHICH BORROWER AND SUCH LOAN PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH LOAN PARTY'S ACTUAL RECEIPT THEREOF OR THREE (3) BUSINESS DAYS AFTER DEPOSIT IN THE US MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR GUARANTORS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT

BY AGENT OR GUARANTORS OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

         12.15 WAIVERS BY LOAN PARTIES. BORROWER AND EACH OTHER LOAN PARTY WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND GUARANTORS HEREBY ALSO WAIVE IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE GUARANTY DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL:
(ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT'S AND GUARANTORS ON WHICH BORROWER OR ANY OTHER LOAN PARTY MAY IN ANY WAY BE LIABLE AND HEREBY RATIFY AND CONFIRM WHATEVER AGENT OR GUARANTORS MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT OR GUARANTORS TO EXERCISE ANY OF AGENT'S OR ANY GUARANTORS' REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (v) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT OR ANY GUARANTOR ENTERING INTO THIS AGREEMENT AND THAT AGENT AND GUARANTORS ARE RELYING UPON THE FOREGOING WAIVERS IN THEIR FUTURE DEALINGS WITH BORROWER AND THE OTHER LOAN PARTIES. BORROWER AND EACH OTHER LOAN PARTY WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         12.16 ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER GUARANTY DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         12.17 Nonapplicability of Article 5069-15.01 et. seq. Borrower, Agent and Guarantors hereby agree that, except for Section 346.004 of the Texas Finance Code, the provisions of Chapter 346 of the Texas Finance Code and except for Section 15.10(b) thereof, the provisions of Tex. Rev. Civ. Stat. Ann. art. 5069-15.01 et seq. (Vernon 1987) (each regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement or any of the other Guaranty Documents.

         12.18 Certain Matters of Construction. All references to statutes and related regulations in this Agreement, the Other Agreements and the Security Agreements shall include any amendments of same and any successor statutes and regulations. All references in this Agreement, the Other Agreements and the Security Agreements to any of the Guaranty Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

         12.19 Governing Language. The English version of this Agreement, together with the exhibits and schedules attached hereto and made an integral part hereof shall be the governing version in the event that this Agreement is translated into any other language.

                       [Indemnification Addendum Follows]

             INDEMNIFICATION OF AGENT AND GUARANTORS BY KEVIN CRAIG

      Notwithstanding any provision to the contrary set forth in the above Guaranty Facility and Security Agreement (the "Agreement") capitalized terms in this Indemnification Addendum shall have the meaning ascribed thereto in the Agreement) or in any other Guaranty Document, Kevin Craig, an individual residing in Maricopa County, Arizona ("Craig"), hereby covenants to and agrees with Agent and each Guarantor that he shall defend each of them, and each of their respective representatives, harmless from, against, and in respect of any and all claims, demands, lawsuits, proceedings, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities, and damages, including, without limitation, interest, penalties, and reasonable attorneys' fees and costs of investigation (all of the foregoing are hereinafter collectively referred to as "Claims"), which arise or result from or relate to:

      (a) the untruth, breach, or failure of any representation or warranty, whether oral or written, made by Craig to Agent or any Guarantor regarding any lien of record (including, without limitation, any liens filed of record in Delaware) against Borrower or any Subsidiary of Borrower, or the status thereof;

      (b) the untruth, breach, or failure of any representation, warranty or covenant made by Craig in his individual capacity that is set forth in the Agreement;

      (c) the Permitted Liens, as defined in the Agreement from time to time; and

      (d) any lien against Borrower or any Subsidiary of Borrower in favor of Hewlett-Packard Credit Corporation or Hewlett-Packard Company.

      Indemnification Procedures. With respect to each Claim, Agent shall notify Craig in writing pursuant to the notice instructions set forth for Borrower in
Section 12.8 of the Agreement (or to such other notice address as Craig shall direct in writing to Agent pursuant to the provisions of Section 12.8) any Claim that is claimed to be the basis for indemnification pursuant to the immediately preceding paragraph. Upon receipt of any such notice of Claim, Craig shall, in good faith and at his own expense, pay, defend, contest, or otherwise protect against any such Claim with legal counsel reasonably acceptable to Required Guarantors. The Agent and each Guarantor shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross-claims or counterclaims it may have. So long as Craig is defending in good faith any such Claim, the Agent and each Guarantor shall at all times fully and timely cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, make its employees available, and otherwise render reasonable assistance to, Craig in connection with the defense of such Claim. If Craig fails to timely defend, contest, or otherwise protect against any such Claim, then Agent and Guarantors shall have the right, but not the obligation, to defend, contest, assert cross-claims or counterclaims, or otherwise protect against any such Claim and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from Craig, including, without limitation, reasonable attorneys' fees, disbursements, and all amounts paid as a result of such Claim or any compromise or settlement thereof. Craig shall not settle any Claim without the prior written consent of Required Guarantors, which consent may be withheld in the sole discretion of the Required Guarantors, unless such settlement involves only the payment of monetary damages by Craig and includes a full and complete release of Agent and each Guarantor, and their respective representatives.

      Execution. By executing the signature pages of the Agreement, Agent, each Guarantor and Craig affirm and agrees to be bound by the provisions of this Indemnification Addendum.


                            (Signature Pages Follow.)

      IN WITNESS WHEREOF, this Agreement has been duly executed in Dallas, Texas, on the day and year specified at the beginning of this Agreement.

                                BORROWER:

                                APERIAN, INC.

                                By:  /s/ Kevin Craig
                                   ---------------------------------------------
                                Name:  KEVIN CRAIG
                                Title: Chairman and CEO


                                ACCEPTED IN DALLAS, TEXAS:

                                AGENT:

                                von Graffenried, von Burg, Kaufmann, Winzeler
                                       Asset Management Ltd., Zurich, AG
                                  /s/ Heinz C. Winzeler
                                ----------------------------
                                By:  Heinz C. Winzeler, Authorized Signatory

                                  /s/ Urs von Burg
                                ----------------------------
                                By:  Urs von Burg, Authorized Signatory

                                GUARANTOR:


                                By: /s/ Karl Nicklaus
                                   ---------------------------------------------
                                     KARL NICKLAUS

                                Guaranty Commitment: USD $10,000,000.00

                                Limmat Quai 94
                                P.O. Box 879
                                CH-8025 Zurich, Switzerland
                                Facsimile No.:  011-41-1-267-31-90


Affirmed and Agreed with respect to
Sections 7.1.8, 7.1.22 and 7.1.23
of the Agreement, and the Indemnification
Addendum following Section 12 of the Agreement:
 /s/ Kevin Craig
------------------------
Kevin Craig, in his individual capacity

                                   APPENDIX A
                               GENERAL DEFINITIONS

            When used in the Guaranty Facility and Security Agreement dated as of July 31, 2001, by and among Aperian, Inc., von Graffenried, von Burg, Kaufmann, Winzeler Asset Management Ltd., Zurich, AG, as agent for Guarantors, and the Guarantors party thereto from time to time, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

      Account Debtor - with respect to any Person, any other Person who is or may become obligated under or on account of an Account of Borrower owing to such Person.

      Accounts with respect to any Person, all accounts, accounts receivable, contract rights, instruments, notes, drafts, acceptances, documents, chattel paper, any right of payment for goods sold or leased or for services rendered, or otherwise and whether or not earned by performance, and all other forms of obligations owing to such Person, arising in relation to the data center business, whether now existing or hereafter arising, and however evidenced or acquired, in which such Person now has or hereafter acquires any interest or rights.

      Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds five percent (5%) or more of any class of the Voting Securities of a Person; or
(iii) five percent (5%) or more of the Voting Securities (or in the case of a Person which is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management policies, whether through the ownership of Voting Securities, by contract or otherwise.

      Agreement - the Guaranty Facility and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A.

      Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Guaranty Documents in question, including all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of government bodies; and orders, judgments and decrees of all courts and arbitrators.

      ALTA Survey - a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1986, known as the "Minimum Standard Detail Requirements of Land Title Surveys".

      Assignment and Acceptance - as defined in Section 12.3 of the Agreement.

      Assignment and Acceptance Agreement - an agreement among Agent, a Guarantor and such Guarantor's assignee regarding their respective rights and obligations with respect to assignments of the interests under this Agreement and the other Guaranty Documents.

      Business Day - any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in Zurich, Switzerland.

      Capital Expenditures - expenditures made or liabilities incurred by Borrower for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Borrower's Capitalized Lease Obligations.

      Capital Leases - a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

      Cash Collateral - means collateral consisting of cash or Cash Equivalents, or any standby letter of credit, issued upon terms and by a financial institution reasonably acceptable to Agent and Guarantors.

      Cash Equivalents - means

            (a)   Dollars;

            (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or any state having maturities of not more than one year after the date of acquisition;

            (c) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Guarantor or any domestic commercial bank or US branch of a foreign commercial bank having capital and surplus in excess of $250 million and a Thompson Bank Watch Rating of "B" or better;

            (d) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in CLAUSES (b) and (c) above entered into with any financial institution meeting the qualifications specified in said CLAUSE (c); and

            (e) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within two hundred seventy (270) days after the date of acquisition.

      Closing Date - the date on which all of the conditions precedent in
Section 9 of the Agreement are satisfied and the Guaranty is made.

      Code - the Uniform Commercial Code as adopted and in force in the State of Texas, as from time to time in effect.

      Collateral - all of the Property and interests in Property described in
Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

      Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

      Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

      Distribution - in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

      Dollars and the sign $ - lawful money of the United States of America.

      Environmental Laws - all federal, state, provincial, local and foreign laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters.

      Equipment - with respect to any Person, all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in the operations of such Person or owned by such Person or in which such Person has an interest, whether now owned or hereafter acquired by such Person and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

      Equity Interest means (i) with respect to a corporation, any and all capital stock or warrants, options or other rights to acquire capital stock and
(ii) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in any such Person.

      ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

      Event of Default - as defined in Section 10.1 of the Agreement.

      Exchange Act - the Securities Exchange Act of 1934, as amended.

      GAAP - means generally accepted accounting principles consistently applied and maintained throughout the period indicated and, when used with reference to Borrower or any Subsidiary of Borrower, consistent with the prior financial practice of Borrower, as reflected on the financial statements referred to in
Section 7.1.11, PROVIDED, HOWEVER, that, in the event that changes shall be mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing, or shall be recommended by Borrower's independent public accountants, such changes shall be included in GAAP as applicable to the Borrower only from and after such date as the Borrower, the Required Guarantors and the Agent have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants set forth in
Section 8.

      General Intangibles - with respect to any Person, all general intangibles of such Person, whether now owned or hereafter created or acquired by such Person, including, without limitation, all choices in action, causes of action, corporate or other business records, deposit accounts, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Person to secure payment of any of the Accounts owing to such Person by an Account Debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Accounts owing to such Person).

      Guarantor - means any Person from time to time liable pursuant to the Guaranty provided to Lender for the benefit of Borrower pursuant to the terms and conditions of this Agreement.

      Indebtedness - as applied to a Person means, without duplication

            (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations,

            (b) all obligations of other Persons which such Person has guaranteed,

            (c) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person, and

            (d) in the case of any Borrower (without duplication), the Obligations.

      Indemnified Persons - as defined in Section 12.2 of the Agreement.

      Inventory - with respect to any Person, all inventory of such Person, whether now owned or hereafter acquired including, but not limited to, all goods intended for sale or lease by such Person, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in such Person's business; and all documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by such Person.

      Investment Property - with respect to any Person, all of such Person's investment property, whether now owned or hereinafter acquired by such Person, including, without limitation, all securities (certificated or uncertificated), securities accounts, securities entitlements, commodity accounts and contracts.

      Legal Requirement - any requirement imposed upon any Guarantor by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling of official directive (whether or not having the force of law) of the Federal Reserve Board or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America or any political subdivision of either thereof.

      Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, each Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

      Guaranty Documents - the Agreement, the Other Agreements and the Security Documents.

      Loan Parties - collectively, Borrower and each other Person (other than Lender, Agent and each Guarantor) which is at any time a party to any Guaranty Documents or individually, a "Loan Party").

      Losses - as defined in Section 12.2 of the Agreement.

      Material Adverse Effect - the effect of any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, (a) has a material adverse effect upon the business, operations, Properties, condition (financial or otherwise) or business prospects of Borrowers or any Subsidiary of Borrower, taken as a whole; (b) has any material adverse effect whatsoever upon the validity or enforceability of the Agreement or any of the other Guaranty Documents; (c) has or may be reasonably expected to have any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Guarantor with respect to the Collateral or any material part thereof or the priority of such Liens; (d) materially impairs the ability of Borrower or any other Loan Party, taken as a whole to perform their obligations under this Agreement or any of the other Guaranty Documents, including repayment of the Obligations or realize upon any of the Collateral in accordance with the Guaranty Documents and Applicable Law.

      Money Borrowed - means (i) Indebtedness arising from the lending of money by any Person to Borrower; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrower under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower.

      Mortgages - as defined in Section 5.4 of the Agreement.

      Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

      Obligations - all advances, debts, liabilities, obligations, covenants and duties of the Loan Parties to the Agent, any Guarantor and any Affiliate of any Guarantor, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Agent and/or and Guarantors of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under the Agreement or any of the other Guaranty Documents whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including, without limitation, the aggregate amount of any drawings against any Bank Guaranty procured by any Guarantor in connection with the Term Loan.

      Originating Guarantor - as defined in Section 12.3(c) of the Agreement.

      Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent or any Guarantor in respect of the transactions contemplated by the Agreement.

      Participating Guarantor - shall have the meaning assigned such term in
Section 12.3(c).

      Permitted Liens - any Lien of a kind specified in Section 8.2.5 of the Agreement.

      Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrower at the time outstanding, does not exceed USD $500,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

      Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

      Plan - an employee benefit plan now or hereafter maintained by Borrower that is covered by Title IV of ERISA.

      Properly Contested - in the case of any Indebtedness of a Loan Party (including any Taxes) that is not paid as and when due or payable by reason of such Loan Party's bona fide dispute concerning its liability to pay same or concerning the amount thereof, that (i) such Indebtedness and any Liens securing same are being property contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) such Loan Party has established appropriate reserves as shall be required in conformity with GAAP,
(iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in a forfeiture of any assets of such Loan Party;
(iv) no Lien is imposed upon any of such Loan Party's assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Guarantor (except only with respect to property taxes that have priority as a matter of applicable state law); (v) if the Indebtedness results from the entry, rendition or issuance against a Loan Party or any of its assets of a judgment, writ, order or decree, such judgment, writ, order or decree is stayed or bonded pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely to such Loan Party, such Loan Party forthwith pays such Indebtedness and all penalties and interest in connection therewith.

      Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within thirty (30) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

      Reportable Event - any of the events set forth in Section 4043(c) of ERISA (other than subsections (c) 9 and (c) (11) thereof), with respect to which the applicable notice requirements have not been waived.

      Required Guarantors as of any date, the makers of Guaranty Commitments evidencing at least fifty-one percent (51%) of the sum of the aggregate Guaranty Commitments.

      Schedule of Accounts - as defined in Section 6.2.1 of the Agreement.

      Schedule of Documents - as defined in Section 9.1 of the Agreement.

      Security - shall have the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

      Security Documents - any Mortgages, any Guaranty, any security agreement, and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations, including, without limitation, any security agreement or other document executed by any Subsidiary of Borrower pursuant to Section 5.2.

      Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

      Subsidiary - with respect to any Person, (i) a corporation a majority of whose Voting Securities, under ordinary circumstances, to elect directors are, at the date of determination, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (ii) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but, in the case of a limited partner, only if such Person or its Subsidiary is entitled to receive more than fifty percent (50%) of the assets of such partnership upon its dissolution, or (iii) any limited liability company or any other Person (other than a corporation or a partnership) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination, has (a) at least a majority ownership interest or (b) the power to elect or direct the election of a majority of the directors or other governing body of such Person. When such term is used in respect to Borrower, Subsidiary shall mean only those Subsidiaries that are either incorporated in any state, commonwealth or territory of the United States or have material assets in any state, commonwealth or territory of the United States.

      Tax - collectively, any present and future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of whatever nature, including income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto; provided, that the term "Tax" shall not include any taxes imposed upon the net income of Agent or any Guarantor.

      Term Loan Documents - the Term Loan Documents described in Section 1.1 of the Agreement.

      Voting Securities - any class of Equity Interests of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of directors, managers, trustees or general partners of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

      Certain Matters of Construction. References to "Sections," "subsections," "Exhibits," "Schedules," and to the Appendix shall be to Sections, subsections, Exhibits, Schedules and the Appendix, respectively, of or to the Agreement unless otherwise specifically provided. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" means "to but excluding." The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Guaranty Documents shall include any and all modifications thereto and any and all extensions or renewals thereof. Whenever the phrase "including" shall appear in this Agreement, such word shall be understood to mean "including, without limitation."

      Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

      Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

                         LIST OF EXHIBITS AND SCHEDULES

Exhibits
--------
Exhibit A      Term Note

Exhibit B      Borrower's and each Subsidiary's Business Locations

Exhibit C      Escrow Instructions

Exhibit D      Jurisdictions in which Borrower and each Subsidiary are
               Authorized to do Business

Exhibit E      Capital Structure of Borrower

Exhibit F      Corporate Names

Exhibit G      Tax Identification Numbers of Borrower and Subsidiaries

Exhibit H      Patents, Trademarks, Copyrights and Licenses

Exhibit I      Contracts Restricting Borrower's Right to Incur Debts

Exhibit J      Litigation

Exhibit K      Capitalized Leases

Exhibit L      Operating Leases

Exhibit M      Pension Plans

Exhibit N      Labor Contracts

Exhibit O      Non-Competition Agreement of Kevin Craig

Exhibit P      Lock-Up Agreement of Kevin Craig

Exhibit Q      Warrant and Registration Rights Agreement

Exhibit R      Permitted Liens

Exhibit S      Hewlett-Packard Agreement

Exhibit T      Opinion of Borrower's Counsel

Exhibit U      Schedule of Documents